Employment Agreement between United Capturdyne
                     Technologies, Inc., and Mr. Jack Stone

         Agreement made this ______________ day of 2001 by and between United Capturdyne Technologies, Inc., a Florida corporation (hereinafter called the "Company") and Jack Stone, an individual (hereinafter called the "Employee") regarding Employee's employment by Company, Employee's work product, the confidentiality of materials of Company, Employee's agreement not to compete with Company, and Employee's provision of Compensation and Benefits.

                                   WITNESSETH:

         The company wishes to employ the Employee and the Employee wishes to enter into the employ of the Company on the terms and conditions contained in this agreement.

         WHEREAS, the Company is engaged in transaction processing services;

         WHEREAS, the Company believes that it will benefit from the Employee's particular and unique skills, experience and background;

         WHEREAS, prior to entering into this written Agreement, the Company and the Employee agreed to certain terms and conditions, including Employee agreement to sign an Employment Agreement with a restrictive covenant and confidentiality provision

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and the Employee agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise require:

    (a) "Base Compensation" shall mean the annual rate of compensation set forth in Section 3(a) herein.

    (b) "Business" shall mean the business conducted by the Company in the past and on the date of execution of this Agreement, including business activities under investigation or in development stages, all other business activities which flow therefrom by a reasonable expansion of the present activities of the Company, all business activities which may be developed by the Company during the period of the Employee's employment by the Company, and all business activities now conducted by the Company or any affiliate thereof or which may be developed by the Company or such affiliates, during such period as reasonable expansions of their present activities. The Company, in very general terms, currently provides custom point of sale processing, account management, recurring billing, private label credit cards, point of sale check conversion, lock box truncation, internet payment processing, frequent shopper and customer incentive programs, electronic debit and credit, and electronic gift certificates. The trade names associated with such financial services are but not limited to CHECKMAX, ACCOUNTMAX, TRANSMAX, INTERMAX and SHARON.

    (c)   "Cause" shall include, but not be limited to the Employee's:

          (i)   Performance of duties in an incompetent manner;

          (ii) Commission of any act of fraud, insubordination, misappropriation or personal dishonesty relating to or involving the Company in any way;

          (iii) Gross negligence;

          (iv) Violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees and/or its Business, if such violation is not remedied by the Employee within thirty (30) days of receiving notice of such violation from the Company;

          (v) Violation of any obligation of this Agreement that is demonstrably willful and deliberate on the Employee's part and is not remedied by the Employee within thirty (30) days after receiving notice of such violation from the Company;

          (vi) Disclosure or use of Confidential Information, as defined in Sections 8 (a), (c), (d), and (f), other than as required in the performance of the Employee's duties under this Agreement;

          (vii) Actions that are clearly contrary to the best interest of the Company and is not remedied by the employee within (30) days after receiving notice of such violation from the Company.

    (d) "Confidential Information" shall have the meaning specified in Section 8(c) hereof.

    (e) "Disability" or "Disabled" shall mean the Employee's inability, for a period of twelve (12) consecutive weeks, to perform any of the essential duties of the Employee's position, with or without any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities. Due to the nature of the Employee's position, the Employee acknowledges that it would be an undue hardship on the Company if the time periods specified in the preceding sentence were longer.

2. Term of Employment. Company will employ Employee and Employee accepts employment upon the terms and conditions specified in this Agreement. This Agreement starts as of the date set forth above and remains in effect for an initial period of three (3) years.

    (a)   Office and Duties.


          (i) The Employee will be employed as the Chief Operating Officer an Executive of the Company and will perform the duties of such a
                                      -2-
                position as assigned by and under the direction of such offers of the Company as it may designate from time to time.

          (ii) So long as the Employee shall remain an employee of the Company, the Employee's entire working time, energy, skill and best efforts shall be devoted to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. The Employee may engage in charitable, civic, fraternal and trade/ professional association activities that do not interfere with the Employee's obligations to the Company, but the Employee shall not work for any other for-profit business, unless given express written authorization from the Company to do so. While employed by Company, Employee agrees to devote Employee's full working time to the affairs of Company Employee shall not work as an employee, independent consultant or agent for another entity, whether or not during the business hours of Company, without the expressed written permission of the Company.

          (iii) The Employee is not permitted or authorized to make or incur any liabilities on behalf of the Company or to otherwise obligate the Company in any manner whatsoever, unless expressly authorized by the Company in accordance with specific guidelines.

3.  Base Compensation.

    For all of the service rendered by the Employee to the Company, the Employee shall receive, while employed by the Company:

    (a) Base Compensation at the gross annual rate of "One Hundred Thousand Dollars" ($100,000.00) per year, less taxes and other deductions required by law. This Base Compensation will be payable in installments in accordance with Company's regular payroll practices in effect from time to time during Employee's employment. In addition to the foregoing compensation, Employee shall receive an annual increase of $10,000 which shall be effective on the anniversary of the signing of this Agreement and each subsequent anniversary for the term of this Agreement.

    (b) In addition to the foregoing compensation, Employee may be eligible to receive bonuses as designated by the Chief Operating Officer of the Company or Company's Board of Directors.

    (c) The Employee agrees and acknowledges that his employment by the Company is full, adequate and sufficient consideration for the restrictions and obligations set forth in Sections 7 and 9 of this Agreement.

    (d) Stock Options. Concurrently with the execution and delivery of this Agreement by the Employee, the Company will grant the Employee options for forty thousand (40,000) shares of the Company's common stock at a purchase price of $0.26 per share. In addition to the foregoing stock options, the Company will grant the Employee options for forty thousand (40,000) shares at a purchase price of $0.26 per share on each subsequent anniversary following the signing of this Agreement. All options which have been granted to the Employee may be restricted for a period of one year and may be executed by the Employee at anytime at the discretion of the Employee. The options shall have an expiration date of ___________-- years following the date they are granted to the employee and shall remain with the Employee during the term of this Agreement and following the termination of this Agreement.

4.  Fringe Benefits.

    (a) The Company will reimburse for all reasonable and necessary expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder upon receipt of documentation therefore in accordance with the Company's regular reimbursement procedures and practices in effect from time to time. The Company, from time to time, may require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

    (b) The Employee shall be eligible to participate in any life, accident or disability insurance, retirement plan(s) or other benefit plans or programs, if any, made available to other similarly situated employees of the Company, as long as the plans and/or programs are kept in force by the Company and provided that the Employee meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. The Employee acknowledges and agrees that the Company does not promise to institute or maintain any such plans, programs or benefits.

    (c) The Company will pay for the employee and immediate family portion of the premium under the Company's group medical insurance plan for as long as the Company employs the Employee.

    (d) The Employee shall be entitled to (8) paid holidays (the eight (8) days must be taken on the eight (8) days on which the holiday falls or when Company's office officially observes the holiday and six (6) paid stock/personal days per calendar year.

    (e) The Employee shall be entitled to three (3) weeks of paid vacation during each calendar year. Vacation time will accrue at a rate of
          0.2884 days per week. The Employee shall take vacations at such time or times as shall be approved by the Company, which approval shall not be unreasonably withheld.

5.  Termination.

    (a) Death. The Term of the Employee's employment hereunder shall terminate immediately upon his death.

    (b) Disability. The Company may terminate the Employee's employment if he is disabled as defined in Section 1(e). While the Employee is employed during any periods of the Employee's inability to work due to the Employee's Disability, the Employee will be eligible to receive his Base Compensation provided that the Employee (i) first takes all his unused paid time off (i.e., sick/personal and vacation days) and (ii) provides the Company with medical certification, whenever the Company reasonably requests, confirming his inability to work on the specific day(s) of his absence.

    (c) Cause. The Company may terminate the Employee's employment hereunder for Cause, as defined in 1(c).

    (d) Any and all disputes regarding whether the Employee's discharge is with or without Cause, as determined by this Agreement, will be resolved by arbitration to be held in Ft. Lauderdale, FL in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

    (e) Termination of the Employee's employment pursuant to this Section 6 shall release the Company of all its future liabilities and obligations under this Agreement, except as otherwise expressly provided herein. Termination of the Employee's employment pursuant to this Section shall not, however, release the Employee from the Employee's obligations and restrictions as stated in Sections 7 and 8 of this Agreement.

6.  Post-Termination Compensation.

    (a) If the Employee's employment shall be terminated in accordance with this Agreement, the Company shall have no obligation whatsoever to make any further payments or provide any further benefits hereunder for any period subsequent to the date of such termination to the Employee or his surviving spouse, as the case may be, unless otherwise provided in the following provisions of this Section 6.

    (b) If the Employee's employment shall be terminated in accordance with this Agreement, the Employee or his surviving spouse, as the case may be, will receive the Employee's Base Compensation for any days actually worked by the Employee prior to the termination of his employment.

    (c) If the Employee's employment is terminated by reason of the Employee's death or Disability, then the Employee or the Employee's surviving spouse, as the case may be, shall also be eligible to receive an additional three (3) months of the Employee's Base Compensation, as determined by the Employee's Base Compensation as of the Employee's termination date, less amounts payable, if any, under the Company paid insurance, benefit plan or policy under which the Employee was covered at the time of termination, including but not limited to any workers compensation payments and/or any death or disability insurance payments (due employee under the Company-paid plans/policies) made to the Employee and/or the Employee's surviving Spouse, as the case may be, due to the Employee's disability or death. Such payment shall be made in periodic installments in accordance with the then current payroll practices of the Company or in one lump sum, based on the Company's sole discretion.

    (d) All fringe benefits described in Section 4 will terminate on the last day of the month in which the Employee's employment is terminated, unless stated otherwise within this Agreement or unless the plan document(s)/insurance contracts require an earlier termination date. The plan document(s)/insurance contracts shall govern if there is any conflict between this Agreement and the applicable plan document(s)/ insurance contracts. In particular, the Employee's eligibility to continue to participate in the Company's group health insurance plan following the termination of such insurance coverage upon the termination of his employment will be pursuant to applicable law, subject to all applicable eligibility requirements and other terms, conditions, restrictions and exclusions, and shall be at the Employee's sole expense, effective on the first day of the month following the month in which the Employee's employment terminates.

7. The Company Property. All advertising, sales, marketing, recruiting and other materials or articles or information, including without limitation data processing reports, computer programs, software, prospective and actual customer/client information and records, billing rates, all business records, employee handbook and/or policies, price lists or related information, or any other materials or data of any kind furnished to the Employee by the Company or developed by the Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Employee's employment hereunder (whether or not the information contained herein is deemed confidential), are and shall remain the sole property of the Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If the Company requests the return of such materials at any time during or at or after the termination of the Employee's employment, the Employee shall deliver all such materials immediately, retaining no copies, of the same to the Company.

8.  Non-Competition, Confidentiality and Assignment of Inventions.

    (a) For so long as the Employee shall be employed by the Company and for a period of six (6) months thereafter, the Employee shall not, for his own benefit or the benefit of any other person or entity, directly or indirectly, in any capacity (as an employee, officer, director, shareholder, partner, agent, principal, independent contractor, owner or otherwise) (i) induce or attempt to induce any employee or independent contractor of the Company to terminate his or her employment or other relationship with the Company; (ii) hire any employee or independent contractor ever employed or engaged by the Company; (iii) divert, solicit or do any business with any current, Former or Potential Customer(s)/Client(s) of the Company; (iv) cause or attempt to cause any current, Former or Potential Customer(s)/ Client(s) to refrain from doing business with the Company or to reduce the amount of business they do with or give to the Company or
          (v) engage in (as a principal, shareholder, partner, director, officer, agent, independent contractor, employee, consultant or stockholder who owns greater than five percent 5%) of the outstanding shares of stock, or in any other capacity) or be financially interested in any business operation which is involved in Business activities which are the same as, similar to or in competition with Business activities carried on by the Company, or being definitely planned by the Company at the time of the termination of the Employee's employment, if such business operation (a) is located,
          (b) conducts any Business activities which are the same as, similar to or in competition with the Company's Business activities or (c) has an office or premises, within 75 miles of the Company's office in Ft. Lauderdale or in any other location in North America where the Company has an office, may hereafter establish an office or offices, where the Employee has any involvement with the Company's business and affairs in any such other location(s) during the six (6) month period immediately preceding the termination of the Employee's employment by the Company (irrespective of whether the Company or the Employee terminated such employment or whether such termination was with or without Cause). The term "Former Customer(s)/Client(s)" includes all Customer(s)/Client(s) of the Company within the six (6) month period immediately preceding the Employee's termination of employment by the Company. The term "potential Customer(s)/Client(s)" includes any prospects from which the Company solicited business during the six (6) month period immediately preceding the termination of the Employee's employment by the Company. Furthermore, the Employee shall receive compensation for the duration of the term of the non-compete equal to the Employee's base salary as determined by the terms and conditions of this Agreement.

    (b) The Company's most current list of clients can be obtained from the Office Manager. The Company will update such list from time to time when appropriate.

    (c) During the Employee's employment and at all times thereafter, the Employee shall not use for the Employee's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, company, other than the Company, any confidential information and/or proprietary information (collectively "Confidential Information") which the employee acquires in the course of his employment which is not otherwise lawfully known by and readily available to the general public. This Confidential Information includes, but is not limited to, any information regarding the Company's business methods, policies, procedures or techniques; pricing information and strategy; customer purchasing, contracting and leasing needs; inventions, including discoveries, improvements or ideas, whether potential or not; research, marketing or development projects, results or studies; financial controls, methods of development bids, estimates, direct and indirect costs; employee compensation information; trade secrets or other knowledge or processes of or developed by the Company; any names and addresses of employees, suppliers, customers or clients; any data on or relating to past, present or prospective customers or clients and any other confidential information relating to or dealing with the business operations or activities of the Company, made known to the Employee or learned or acquired by the Employee while in the employ of the Company.

    (d) Any and all writings, inventions, improvements, processes, procedures and/or techniques which the Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relates to or are useful in connection with any Business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and excusive property of the Company. The Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

    (e) The Employee confirms that the information described in Sections 8(c) and (d) above is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon her termination, whether by the Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration or termination of this Agreement, the Employee shall deliver to the Company all correspondence, documents, books, records, lists and other writings relating to the Company's Business, retaining no copies, regardless of where or by Whom said writings were kept or prepared.

    (f) The provisions set forth in Section 7 and Section 8 of this Employment Agreement shall survive the termination of the Employee's employment.

    (g) The Employee agrees and acknowledges that her employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in Sections 7 and 8 of this Agreement and that, but for the Employee's agreement to such restrictions and obligations, the Company would not engage him as an employee or otherwise.

9.  Miscellaneous.

    (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

    (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Florida, notwithstanding any conflict-of-law doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

    (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when hand-delivered against receipt or when deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Company to United Capturdyne Technologies, 1001 N.W. 62 Street, Ft. Lauderdale, FL 33309 and in the case of the Employee, to Jack Stone, 3268 Beechberry Circle, Davie, FL 33328.

    (d) Binding Nature of Agreement. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company and its successors and assigns, including any transferee of the business operation, as a going concern, in which the Employee will be employed and shall be binding upon the Employee, the Employee's heirs, executors and personal representatives. None of the rights or obligations of the Employee hereunder may be assigned or delegated. Any entity into which the Company is merged or with which the Company is consolidated or which acquires the Business of the Company or the Business unit in which the Employee is to be principally employed shall be deemed to be a successor of the Company for purposes hereof. Should the Company become insolvent or file bankruptcy the Employee at his option may determine that this Agreement is null and void and Employee is thereby released from all obligations under this Agreement.

    (e) Execution in counterparts. This Agreement may be executed in any number of counterparts, each of whom shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

    (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

    (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance, negotiations and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by a mutual Agreement of the parties, in writing, signed by the Employee and the Company.

    (h) Section Headings. the Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

    (i) Jurisdiction of Courts. Any legal suit, action, claim, proceeding or investigation arising out of or relating to this Agreement may be instituted in any state or federal court in the Commonwealth of Florida and each of the parties hereto waives any objection which such party may now or hereafter have to such venue of any such suit, action, claim, proceeding or investigation, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such suit, action, claim, proceeding or investigation shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of delivery which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction.

    (j) Survival. The provisions of Sections 7 and 8 shall survive termination of the Employee's employment, as well as this Agreement and such Sections shall remain in full force and effect thereafter in accordance with their terms.

    (k) Employee Representation. The Employee acknowledges and agrees that his execution of this Employment Agreement is an express condition precedent to his employment by the Company. The Employee further acknowledges and agrees that he has had ample opportunity to review the terms and conditions of this Employment Agreement with attorneys and other advisors of his choosing and that he fully understands the terms and conditions hereof, particularly the provisions of Sections 7 and 8. The Employee agrees that he is voluntarily entering into this Employment Agreement of his free will and accord in order to secure employment by the Company.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement as of the date first above written.


United Capturdyne Technologies, Inc.        VoiceFlash Networks, Inc.


By:                                         By:
   ---------------------------------            ----------------------------

Title:                                      Title:
      ------------------------------               -------------------------


THE EMPLOYEE:

Jack Stone, individually



------------------------------------